Exhibit (h)(4)

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

Notification of Undertaking to Reimburse

Selected Fund Expenses

NOTIFICATION made as of August 31, 2014 by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Adviser”), to GMO SERIES TRUST, a Massachusetts business trust (the “Trust”).

WHEREAS, pursuant to an Administration Agreement between the Trust and the Adviser, the Adviser has agreed to bear the expenses of certain services provided to the series of the Trust set forth on Exhibit A attached hereto (the “Funds”);

WHEREAS, the Adviser has historically paid for some of the operating expenses of the Funds; and

WHEREAS, the Adviser wishes to simplify that expense reimbursement undertaking.

NOW, THEREFORE, the Adviser hereby notifies the Trust that the Adviser shall reimburse each Fund for state registration fees to the extent that they are borne by the Fund through August 31, 2015 (and any subsequent periods as may be designated by the Adviser by notice to the Trust).

In providing this Notification, the Adviser understands and acknowledges that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Trust’s prospectuses and its daily calculation of each Fund’s or class’s net asset value.

Please be advised that all previous notifications by the Adviser with respect to fee waivers and/or expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

IN WITNESS WHEREOF, the Adviser has executed this Notification on the day and year first above written.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ J.B. Kittredge
Name:	J.B. Kittredge
Title:	General Counsel

This Agreement is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

Exhibit A

GMO Benchmark-Free Allocation Series Fund

GMO Core Plus Bond Series Fund

GMO Emerging Countries Series Fund

GMO Emerging Country Debt Series Fund

GMO Foreign Series Fund

GMO Global Asset Allocation Series Fund

GMO Global Equity Allocation Series Fund

GMO International Bond Series Fund

GMO International Developed Equity Allocation Series Fund

GMO International Equity Allocation Series Fund

GMO Quality Series Fund

GMO U.S. Core Equity Series Fund